Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

RHINO RESOURCES, INC.

The name of the corporation is Rhino Resources, Inc. (the “Corporation”).

The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on                       , 2008.

This Restated Certificate of Incorporation, which both restates and further amends the provisions of the Corporation’s certificate of incorporation, has been declared advisable by the board of directors of the Corporation (the “Board”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Rhino Resources, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 4.1             Authorized Capital Stock.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is [two hundred ten] million ([210,000,000]), consisting of [two hundred] million ([200,000,000]) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and [ten] million ([10,000,000]) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Section 4.2             Preferred Stock.  Preferred Stock may be issued from time to time in one or more series.  The Board is hereby expressly authorized (a) to provide for the issue from time to time of all or any shares of Preferred Stock, in one or more series, (b) to establish from time to time the number of shares to be included in each such series, and (c) to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”).  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, without a separate class vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Section 4.3             Common Stock.

(a)           General.  All shares of Common Stock shall be identical and will entitle holders thereof to the same rights and privileges, except as otherwise provided herein.

(b)           Voting Rights.

(i)            Each registered holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

(ii)           Except as otherwise required by the DGCL or as otherwise provided in any Preferred Stock Designation, each registered holder of Common Stock shall be entitled to vote for the election of directors of the Corporation as provided for in Article IV of this Restated Certificate of Incorporation and shall be entitled to vote on all other matters submitted to a vote of stockholders of the Corporation.

(iii)          The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate class vote of the holders of Common Stock.

(c)           Dividends.  Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefore.  Any such dividend shall be payable on shares of Common Stock ratably.

ARTICLE V

BOARD OF DIRECTORS

To the extent not provided for in this Restated Certificate of Incorporation, the number, nominations, qualifications, tenure, vacancies and removal of the directors shall be as set forth in the Bylaws of the Corporation (the “Bylaws”).

Section 5.1             Number, Election and Terms of Directors.  The number of directors which shall constitute the entire Board shall be divided into three classes, as nearly equal as possible:  Class I, Class II and Class III.  Each director shall serve for a term ending on the third annual meeting following the annual meeting of stockholders at which such director was elected; provided, however, that the directors first elected or appointed to Class I shall serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2008, the directors first elected or appointed to Class II shall serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2009, and the directors first elected or appointed to Class III shall serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2010.  Each director shall hold office until the annual meeting of stockholders at which such director’s term expires and, the foregoing notwithstanding, shall serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.  The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, in connection with the effectiveness of this Restated Certificate of Incorporation.

In the event of any changes in the authorized number of directors, each director then continuing to serve shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal.

Section 5.2             Election.  Holders of Common Stock shall elect all directors of the Corporation (other than directors, if any, which holders of any series of Preferred Stock are entitled to elect pursuant to the provisions of the Preferred Stock Designation establishing such series).  Advance notice of shareholder nominations for the election of directors prior to any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 5.3             Written Ballot.  The election of directors need not be by written ballot except as may otherwise be provided in the Bylaws.

Section 5.4             Removal of Directors.  No director of the Corporation shall be removed from office as a director by vote or other action of the stockholders or otherwise except for cause, and then only by the affirmative vote of the holders of 662/3% of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE VI

BYLAWS

The Board is expressly empowered to adopt, amend or repeal the Bylaws.  Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of the Board in the manner provided in the Bylaws.  The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

ARTICLE VII

LIMITED LIABILITY OF DIRECTORS

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall indemnify to each director and officer of the Corporation as provided in the Bylaws and may indemnify each employee and agent of the Corporation, and all other persons whom the Corporation is authorized to indemnify under the provisions of the DGCL, as provided in the Bylaws.

ARTICLE IX

STOCKHOLDER ACTION BY WITHOUT A MEETING

Any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

ARTICLE X

RENOUNCEMENT OF BUSINESS OPPORTUNITIES

(a)           If Parent or any director or officer of the corporation who is a director, officer or employee of Parent acquires knowledge of a potential transaction or matter which may be a Business Opportunity or otherwise is then exploiting or investigating the exploitation of any Business Opportunity, the corporation shall have no interest in, and no expectation that, such Business Opportunity be offered to it, any such interest or expectation being hereby renounced so that Parent and such individuals (1) shall (i) have no duty to communicate or present such Business Opportunity to the Corporation and (ii) have the right to hold any such Business Opportunity for Parent’s (and its officers’, directors’, agents’, stockholders’, members’, partners’, Affiliates’ or Subsidiaries’) own account and benefit; or to recommend, assign or otherwise transfer or deal in such Business Opportunity to Persons other than the Corporation or any Affiliate of the Corporation and (2) cannot be, and shall not be, liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, officer or director of the Corporation or otherwise by reason of the fact that Parent or any such individual pursues or acquires such Business Opportunity for Parent, directs, sells, assigns or otherwise transfers or deals in such Business Opportunity to another Person, or does not communicate information regarding such Business Opportunity to the Corporation.

(b)           For purposes of this Article, capitalized terms shall have the following meanings:

(i)            “Affiliate” means, as applied to a person, any other person directly or indirectly controlling, controlled by, or under common control with, that person. For purposes of this definition “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

(ii)           “Capital Stock” of any person means any and all shares, interests, rights to purchase, options, warrants, participation or other equivalents of or interest in (however designated) the equity of such person, including any preferred stock.

(iii)          “Business Opportunity” means an investment or business opportunity or prospective economic or competitive advantage in which the corporation could have an interest or expectancy.

(iv)          “Parent” means Wexford Capital LLC or any of its Affiliates.

(v)           “Subsidiary” of any person means any other person of which more than fifty percent (50%) of the total Voting Power thereof or the Capital Stock thereof is at the time owned or controlled, directly or indirectly, by the first person and/or one or more of its Subsidiaries.

(vi)          “Voting Power” means, as of the date of determination, the voting power in the general election of directors, managers or trustees, as applicable.

(c)           Any proposed amendment to this Article X shall require the approval of at least 80% in voting power of the outstanding voting stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE XI

SECTION 203 OF THE DGCL

The Corporation elects not to be governed by Section 203 of the DGCL.

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IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Section 242 and 245 of the DGCL and by the written consent of the holders of not less than a majority of the outstanding capital stock of the Corporation in accordance with Section 228 of the DGCL, has been executed by its duly authorized officer this       day of       , 2008.

RHINO RESOURCES, INC.

By:
Name:
Title:

SIGNATURE PAGE

CERTIFICATE OF INCORPORATION OF

RHINO RESOURCES, INC.